EXHIBIT 99.1

ATHEROS COMMUNICATIONS TO ACQUIRE ZYDAS TECHNOLOGY

CORPORATION

ZyDAS Acquisition Enhances Atheros’ Leading Wireless LAN Portfolio and Expands its

Research & Development Capabilities

SANTA CLARA, Calif., April 24, 2006—Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced that it has signed a definitive agreement to acquire ZyDAS Technology Corporation, a privately held Taiwan-based fabless IC design company specializing in high-performance IEEE 802.11 wireless LAN (WLAN) semiconductor and software solutions for PC, mobile and embedded applications. ZyDAS is headquartered in Taiwan’s Hsinchu Science Park, one of the world’s most active areas for semiconductor design and manufacturing.

Through the acquisition, Atheros will significantly enhance its engineering capabilities and expand its technical staff. ZyDAS has over 70 employees who will join Atheros, approximately 75 percent of whom are involved in Research & Development (R&D). The R&D leaders each possess more than 15 years of experience in DSP Algorithm, IC Design, Channel Characterization, Communication Protocol and real-time OS. ZyDAS will become Atheros’ new Taiwan Research & Development Center.

“ZyDAS is a proven wireless technology leader with its widely adopted and cost-effective 802.11g and 802.11a/g USB designs,” said Craig Barratt, president and chief executive officer of Atheros. “ZyDAS’ accomplished technical design team and innovative solutions make them a strong complement to Atheros. This acquisition will enhance our world-class engineering team and provide an additional R&D center to support Atheros’ ongoing global expansion into new wireless markets.”

ZyDAS’ WLAN USB adapter solutions fit seamlessly into Atheros’ product range and well-established sales channels. Not only will Atheros apply ZyDAS’ technology to the existing 802.11g and 802.11a/g WLAN markets, but it will also leverage ZyDAS’ engineering capabilities to bring to market higher performance 802.11n WLAN USB adapters. Atheros now offers its customers the industry’s most complete portfolio of WLAN solutions – for Home Networking, PC Connectivity, Enterprise Access, Consumer Electronics and Mobile/Handheld markets.

“Atheros’ technical leadership in the wireless industry combined with its expansive customer base is ideal for developing and leveraging ZyDAS’ USB expertise,” said Wayne Hwang, chief executive officer of ZyDAS.

Small form factors and easy, reliable setup make WLAN USB adapters the preferred method for quickly connecting a home PC to a wireless access point/router or home gateway. According to IDC, in 2005 the market for WLAN USB solutions was 9.4 million units growing with a CAGR of 148 percent between 2002 and 2005. The acquisition of ZyDAS will enable Atheros to further serve this WLAN market segment with end-to-end solutions for clients, access point/routers and gateways.

The cash and stock transaction, currently valued at approximately $23 million, may include an additional consideration to shareholders if certain defined milestones are achieved. The transaction is expected to close during Atheros’ second fiscal quarter ending June 30, 2006, and remains subject to fulfilling regulatory requirements and other customary closing conditions. Atheros may record a one-time charge for purchased in-process research and development expenses. The amount of that charge, if any, has not yet been determined.

About ZyDAS Technology Corporation

ZyDAS Technology Corporation, a fabless IC design house specializing in communication technologies, was spun off from ZyXEL Communications Corporation in March 2000. The company develops communication core technology and SoC based USB products primarily for the 802.11a/b/g Wireless LAN market.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, visit www.atheros.com or send email to info@atheros.com.

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FORWARD-LOOKING STATEMENT:

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the anticipated benefits of the acquisition, the expected closing of the acquisition and potential accounting charges, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, Atheros’ ability to close the acquisition; successful integration of ZyDAS; the effects of competition in the wireless markets; general economic conditions; and other risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Although we believe that the statistical information obtained from IDC is reliable, we have not independently verified this data. IDC generally indicates that it has obtained its information from sources believed to be reliable, but does not guarantee the accuracy and completeness of the information.

For Atheros press contact: Susan Lansing, 408-773-5216, susan@atheros.com, or Greg Wood, A&R Partners, 650-762-2838, gwood@arpartners.com

For analyst inquires contact: Deborah Stapleton of Stapleton Communications, Inc.,

+1-650-470-0200, for Atheros